Exhibit 5.1
September 13, 2013

Securities and Exchange Commission
450 5th Street, N.W., Judiciary Plaza
Washington, DC 20549

Ladies and Gentlemen:

I am the General Counsel and Secretary for Cavco Industries, Inc., a Delaware corporation (the “Company"). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) for the registration of 1,867,370 shares of common stock, par value $0.01 per share (the “Shares”), of the Company. The Shares are being registered on behalf of stockholders (the “Selling Stockholders”) of the Company pursuant to a Stock Purchase Agreement (the “Agreement”) entered into by and between the Company and the Selling Stockholders.

In my capacity as General Counsel and Secretary of the Company, I have examined and am familiar with (i) the Registration Statement; (ii) an executed copy of the Agreement; (iii) the Amended Certificate of Incorporation of the Company, as currently in effect; (iv) the Amended and Restated Bylaws of the Company, as currently in effect; and (v) stock record books, certain resolutions, minutes, and other corporate records deemed necessary related to the issuance of the Shares, the filing of the Registration Statement and related matters.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

I am a member of the Bar of the State of Arizona and the foregoing opinion is limited to the laws of the state of Arizona and the General Corporation Law of the State of Delaware.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Shares have been duly authorized.

2. The Issued Shares are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ James P. Glew

James P. Glew
General Counsel and Secretary